Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

On September 30, 2009, International Assets Holding Corporation (“International Assets”) consummated the merger transaction with FCStone Group, Inc. (“FCStone”) in accordance with the terms of the Agreement and Plan of Merger, dated as of July 1, 2009 (the “Merger Agreement”), by and among International Assets, International Assets Acquisition Corp., a wholly owned subsidiary of International Assets, and FCStone. Pursuant to the terms of the Merger Agreement, FCStone became a wholly owned subsidiary of International Assets (the “Merger”).

The following unaudited pro forma condensed combined income statement has been derived from the historical consolidated financial statements of International Assets and FCStone. The transaction has been accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”).

Set forth below is a brief description of consolidated accounting treatment of material items arising in this transaction under SFAS 141.

Material Items	SFAS 141
Negative goodwill (excess of FCStone’s net asset value over purchase price paid by International Assets)	Applied first to write down goodwill, intangible assets and other non-current assets of FCStone, with any remaining balance treated as an extraordinary gain in International Assets’ income statement.

FCStone’s goodwill, intangible assets and other non-current assets	Negative goodwill (excess of net asset value over purchase price) is first applied to write down FCStone’s goodwill, intangible assets and other non-current assets, potentially reducing all of these to zero.

Purchase price	Determined using the weighted-average of the closing market prices of International Assets’ common stock for a period beginning two days before and ending two days after September 30, 2009.

Acquisition costs incurred by International Assets	These are included in the purchase price.

The transactions reflected in the pro forma financial statements include (1) the exchange of all outstanding shares of FCStone common stock at the exchange ratio; and (2) the exchange of unvested and vested FCStone stock options for vested International Assets stock options with adjustments to the number of shares and exercise price to reflect the exchange ratio.

The following unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2009 is presented on a basis to reflect the merger and related transactions as if they had occurred on October 1, 2008. Because of different fiscal period ends, the unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2009 combines International Assets historical consolidated income statement for the fiscal year then ended with FCStone’s historical consolidated statement of operations for the fiscal year ended August 31, 2009. Pro forma adjustments are made in order to reflect the potential effect of the transaction on the income statement.

The process of valuing FCStone’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is not yet complete. Accordingly, the purchase price allocation adjustments included in the pro forma financial statements are preliminary and have been made solely for the purpose of providing these pro forma financial statements. For purposes of the pro forma financial statements, International Assets has made preliminary allocations, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their fair value as of September 30, 2009. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the pro forma financial statements reflect the carrying value of these assets and liabilities at September 30, 2009. Any excess of the adjusted net assets of FCStone over the fair value of the consideration transferred has been reflected as an extraordinary gain from negative goodwill.

International Assets currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of closing the transaction. Material revisions to International Assets’ preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The actual amounts recorded may be materially different from the information presented in these pro forma financial statements due to a number of factors, including:

•	changes in the market conditions and financial results which may impact cash flow projections in the valuation; and

•	other changes in market conditions which may impact the fair value of FCStone’s net assets.

The pro forma financial statements should be read in conjunction with the pro forma notes. The pro forma financial statements and pro forma notes were based on, and should be read in conjunction with:

•

International Assets historical audited consolidated financial statements for the fiscal year ended September 30, 2009 and the related notes included in International Assets’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009; and

•

FCStone’s historical audited financial statements for the fiscal year ended August 31, 2009 and the related notes included in International Assets’ Current Report on Form 8-K filed on December 14, 2009.

International Assets and FCStone’s historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results. The pro forma income statement does not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the merger.

The pro forma adjustments are based upon available information and assumptions that the management of International Assets believes reasonably reflect the merger. The unaudited pro forma income statement is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of International Assets would have been had the merger occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations.

International Assets and FCStone Unaudited Pro Forma Condensed Combined Income Statement

For the Fiscal Year Ended September 30, 2009

(In millions, except share and per share amounts)	IAHC Historical Fiscal Year Ended September 30, 2009	FC Stone Historical Fiscal Year Ended August 31, 2009	Pro Forma Adjustment	Pro Forma Combined

Revenues:
Sales of physical commodities	$43,554.1	$19.8		$43,573.9
Net dealer inventory and investment gains	38.9	—		38.9
Commissions and clearing fees	—	139.8		139.8
Service, consulting, brokerage and asset management fees	2.3	54.4		56.7
Interest	—	24.3		24.3
Other	9.1	10.6		19.7

Total revenues	43,604.4	248.9	—	43,853.3
Cost of sales of physical commodities	43,513.1	19.6		43,532.7

Operating revenues	91.3	229.3	—	320.6
Interest expense	8.0	4.5		12.5

Net revenues	83.3	224.8	—	308.1

Non-interest expenses:
Compensation and benefits	40.8	61.1		101.9
Clearing and related expenses	17.5	80.5		98.0
Introducing broker commissions	—	21.8		21.8
Depreciation and amortization	0.9	10.2	(10.2)	0.9
Bad debts and impairments	3.0	121.8		124.8
Other	8.2	41.7	(0.2)	49.7

Total non-interest expenses	70.4	337.1	(10.4)	397.1

Income (loss) before income tax and minority interest	12.9	(112.3)	10.4	(89.0)
Income tax expense (benefit)	2.6	(45.7)	3.9	(39.2)

Income (loss) before minority interest	10.3	(66.6)	6.5	(49.8)
Minority interest in income (loss) of consolidated entities	0.5	(0.9)		(0.4)

Income (loss) from continuing operations	$9.8	$(65.7)	$6.5	$(49.4)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.10	$(2.35)	$(1.63)	$(2.88)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.06	$(2.35)	$(1.59)	$(2.88)

Weighted average number of common shares outstanding:
Basic	8,895,697	27,930,188	(19,690,783)	17,135,102

Diluted	10,182,586	27,930,188	(20,977,672)	17,135,102

Notes to Unaudited Pro Forma Condensed Combined Income Statement

Note 1 — Purchase Price

On September 30, 2009, International Assets acquired all of the outstanding shares of FCStone common stock at the fixed exchange ratio of 0.295 shares of International Assets common stock for each share of FCStone common stock. In addition, each outstanding vested and unvested FCStone stock option granted under FCStone’s stock option plan was converted into a vested option to purchase shares of International Assets common stock, with adjustments to the number of shares and the exercise price to reflect the exchange ratio. For purposes of the pro forma financial statements, the purchase price reflects the market value of International Assets common stock issued in connection with the merger based on a price of $16.45 per share, which was the weighted-average of the closing market prices of International Assets’ common stock for a period beginning two days before and ending two days after September 30, 2009. International Assets issued 8,239,319 common shares in the combination. The purchase price was approximately $137.6 million, which includes:

•	the issuance of International Assets common stock

•	the conversion of vested and unvested FCStone stock options into options to purchase International Assets common stock

•	International Assets acquisition costs of approximately $2.1 million which, under SFAS 141, are required to be added to the purchase price

The purchase price as of September 30, 2009 was calculated as follows:

(in millions, except share and per share amounts)	September 30, 2009
FCStone outstanding shares	27,930,188
Exchange ratio	0.295

Number of shares of International Assets common stock to be issued	8,239,405
Weighted average price per share of International Assets common stock, for the period covering two days immediately before and after September 30, 2009	$16.45

Consideration attributable to issuance of International Assets common stock	$135.5
International Assets acquisition costs	2.1

Total purchase price	$137.6

The following presents the assets acquired and the liabilities assumed by International Assets in the merger, reconciled to the consideration transferred.

Book value of net assets acquired at September 30, 2009	$153.8
Adjusted for:
FCStone mark-up of exchange memberships and stock, net of deferred income taxes	2.6
FCStone write-down of non-current assets, net of deferred income taxes	(4.2)
FCStone pension actuarial loss	(0.5)
FCStone adjustment to Agora-X minority interest	4.4

Adjusted book value of net assets acquired	156.1
Adjusted for:
Excess net assets over purchase price (negative goodwill)	(18.5)

Total purchase price	$137.6

For the purposes of the pro forma financial statements, International Assets has made a preliminary estimate of the fair value for certain of FCStone’s assets and liabilities. International Assets has undertaken a valuation to determine the fair value of the FCStone assets acquired and liabilities assumed and the related allocations of purchase price. The valuations produced by this exercise may differ materially from the values shown in the pro forma financial statements. Actual transaction costs may differ materially from those shown in the pro forma financial statements.

The merger is reflected in the pro forma income statement through the elimination of depreciation and amortization expense of $10.2 million and other expenses of $0.2 million for FCStone totaling $10.4 million for the fiscal year ended August 31, 2009, due to the write down of FCStone’s non-current property and equipment, equipment related to research and development activities, and intangible assets. These amounts resulted in adjustments to income taxes of $3.9 million for the fiscal year ended August 31, 2009.

Note 2 — International Assets Transaction Costs

International Assets’ expenses for this transaction were approximately $2.1 million. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. In accordance with SFAS 141, these costs are capitalized and included in the purchase price for the purpose of calculating the value of negative goodwill.

Note 3 — Pro Forma Earnings (Loss) Per Share

The pro forma combined earnings (loss) and diluted earnings per share for the period presented are based on the combined weighted average number of common and diluted potential common shares of International Assets and FCStone for such period. The number of weighted average common shares, including all diluted potential common shares, reflects the exchange of 0.295 shares of International Assets common stock for each share of FCStone common stock. Amounts used in the determination of the pro forma basic and diluted earnings per share are as follows:

(in millions, except share and per share amounts)	As of and for the Fiscal Year Ended September 30, 2009
Pro forma income (loss) from continuing operations	$(49.4)

Earnings (loss) per common share
Weighted average basic shares outstanding	17,135,102

Basic net (loss) income per share	$(2.88)

Weighted average diluted shares outstanding	17,135,102

Diluted net (loss) income per share	$(2.88)

At September 30, 2009, options to purchase 1,616,654 shares of International Assets common stock were outstanding but not included in the calculation of diluted earnings per common share as the pro forma results indicated a loss per share. Additionally, on September 30, 2009, options to purchase 685,152 shares of International Assets common stock were issued in exchange for the outstanding FCStone options. None of these were included in the calculation of diluted earnings per common share as the pro forma results indicated a loss per share.

Note 4 — Stock Options

Pursuant to the terms and conditions of the merger agreement, upon the completion of the merger, vested and unvested FCStone stock options were converted into vested options to purchase shares of International Assets common stock with the same terms and conditions as the applicable FCStone stock options after taking into account the exchange ratio. As of September 30, 2009, FCStone had outstanding stock options for the purchase of approximately 2,322,616 shares of FCStone common stock. In accordance with the merger agreement, 0.2950 stock options were issued for each stock option assumed and the exercise prices were adjusted accordingly.